PROSPECTUS SUPPLEMENT
(To Prospectus dated June 11, 2002)


                                 Morgan Stanley

                    (Euro)850,000,000 4.375% NOTES DUE 2010
                      $2,000,000,000 5.30% NOTES DUE 2013

                               -----------------

Interest on the notes due 2010 will be payable on each March 1, beginning on March 1, 2004. The notes due 2010 will not be redeemed prior to their maturity date other than under the circumstances described under "Description of Notes--Tax Redemption of the Notes Due 2010." Interest on the notes due 2013 will be payable on each March 1 and September 1, beginning on September 1, 2003. We may redeem some or all of the notes due 2013 at any time. We describe the redemption prices for the notes due 2013 under the heading "Description of Notes--Optional Redemption of the Notes Due 2013" beginning on page S-8 of this prospectus supplement.

                               -----------------

We will apply for the notes to be admitted to the Official List of the Financial Services Authority (in its capacity as competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000 (the "UK Listing Authority")) and to trading on the London Stock Exchange plc.

                               -----------------

          NOTES DUE 2010 -- PRICE 99.306% AND ACCRUED INTEREST, IF ANY NOTES DUE 2013 -- PRICE 99.623% AND ACCRUED INTEREST, IF ANY

                               -----------------

                                                         Underwriting
                                         Price to        Discounts and     Proceeds to
                                          Public          Commissions        Company
                                     -----------------   -------------    --------------
Per Note Due 2010..................       99.306%            .400%           98.906%
Total..............................  (Euro)844,101,000  (Euro)3,400,000  (Euro)840,701,000

Per Note Due 2013..................       99.623%            .450%           99.173%
Total..............................    $1,992,460,000      $9,000,000     $1,983,460,000

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated and Morgan Stanley & Co. International Limited expect to deliver the notes to purchasers, in registered book-entry form only, through The Depository Trust Company, Clearstream, Luxembourg or Euroclear, as the case may be, on February 26, 2003.

                               -----------------

                                 MORGAN STANLEY


ABN AMRO                                         BANC ONE CAPITAL MARKETS, INC.
BANCA IMI                                             BLAYLOCK & PARTNERS, L.P.
COMMERZBANK SECURITIES                                 CREDIT AGRICOLE INDOSUEZ
CREDIT LYONNAIS                                                     DANSKE BANK
FLEET SECURITIES, INC.                                                     HSBC
ING                                                     KBC INTERNATIONAL GROUP
LOOP CAPITAL MARKETS                                   MIZUHO INTERNATIONAL PLC
RBC CAPITAL MARKETS                                  THE ROYAL BANK OF SCOTLAND
SANTANDER CENTRAL HISPANO                            SUNTRUST ROBINSON HUMPHREY
TOKYO-MITSUBISHI INTERNATIONAL PLC                        UFJ INTERNATIONAL PLC
UTENDAHL CAPITAL PARTNERS, L.P.                             WACHOVIA SECURITIES
WESTLB AG                                      THE WILLIAMS CAPITAL GROUP, L.P.

February 20, 2003

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

                             Prospectus Supplement

Summary of the Offerings.....................................................S-3
Foreign Currency Risks.......................................................S-6
Description of Notes.........................................................S-7
United States Federal Taxation..............................................S-14
ERISA.......................................................................S-18
Underwriters................................................................S-19
Legal Matters...............................................................S-22
Experts.....................................................................S-22

                                   Prospectus

Summary........................................................................3
Where You Can Find More Information............................................7
Consolidated Ratios of Earnings to Fixed Charges and Earnings
   to Fixed Charges and Preferred Stock Dividends..............................8
Morgan Stanley Dean Witter.....................................................9
Use of Proceeds................................................................9
Description of Debt Securities................................................10
Description of Units..........................................................17
Description of Warrants.......................................................23
Description of Purchase Contracts.............................................25
Description of Capital Stock..................................................27
Forms of Securities...........................................................39
Plan of Distribution..........................................................42
Legal Matters.................................................................43
Experts.......................................................................43
ERISA Matters for Pension Plans and Insurance Companies.......................44

                               -----------------

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus dated June 11, 2002. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking offers to buy, only the notes described in this prospectus supplement and the accompanying prospectus, and we are offering to sell, and seeking offers to buy, these notes only in jurisdictions where offers and sales are permitted. In this prospectus supplement, the "Company," "we," "us," and "our" refer to Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.).

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States.

References herein to "$" and "dollars" are to United States dollars. References herein to "(Euro)" and "euro" are to the lawful currency of the member states of the European Union that adopt the single currency in accordance with the Treaty establishing the European Community, as amended.

                            SUMMARY OF THE OFFERINGS

     The following summary describes the 4.375% notes due 2010 and 5.30% notes due 2013 we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this prospectus supplement and in the accompanying prospectus.

Issuer................................  Morgan Stanley (formerly known as
                                        Morgan Stanley Dean Witter & Co.)

Aggregate Principal Amount............  (Euro)850,000,000 4.375% notes due 2010 and $2,000,000,000 notes due 2013,
                                        collectively referred to as the "notes"

Maturity Date.........................  March 1, 2010 for the notes due 2010 and March 1, 2013 for the notes due
                                        2013

Issue Date for the Notes..............  February 26, 2003

Issue Price...........................  99.306% for the notes due 2010 and
                                        99.623% for the notes due 2013

Interest Payment Dates................  Each March 1, commencing March 1, 2004, for the notes due 2010 Each March 1 and
                                        September 1, commencing September 1,
                                        2003, for the notes due 2013

Optional Redemption...................  We may not redeem the notes due 2010 at any time prior to maturity other than
                                        under the circumstances described under
                                        "Description of Notes--Tax Redemption
                                        of the Notes Due 2010."

                                        We may redeem the notes due 2013 in
                                        whole at any time or in part from time
                                        to time at the redemption price
                                        described in the section entitled
                                        "Description of Notes--Optional
                                        Redemption of the Notes Due 2013."

Form..................................  Fully registered global notes in book-entry form

Minimum Denominations.................  (Euro)1,000 and multiples thereof for the notes due 2010
                                        $1,000 and multiples thereof for the
                                        notes due 2013

CUSIP.................................  617446HT9 for the notes due 2010 and
                                        617446HR3 for the notes due 2013

ISIN..................................  US617446HT94 for the notes due 2010 and
                                        US617446HR39 for the notes due 2013

Common Code...........................  16398179 for the notes due 2010 and
                                        16388017 for the notes due 2013

Trustee for the Notes.................  JPMorgan Chase Bank (formerly known as
                                        The Chase Manhattan Bank)

Delivery and Clearance................  We will deposit the global notes for each of the notes due 2010 and the
                                        notes due 2013 with The Depository
                                        Trust Company in New York. You may hold
                                        an interest in the global notes through
                                        The Depository Trust Company,
                                        Clearstream, Luxembourg or Euroclear
                                        Bank, as operator of the Euroclear
                                        System, directly as a participant
                                        of any such system or indirectly
                                        through organizations that are
                                        participants in such systems.

Listing ..............................  We will apply for the notes to be admitted to the Official List of the
                                        Financial Services Authority (in its
                                        capacity as competent authority for the
                                        purposes of Part VI of the Financial
                                        Services and Markets Act 2000 (the "UK
                                        Listing Authority")) and to trading on
                                        the London Stock Exchange plc.

How to Reach Us.......................  Our principal executive offices are located at 1585 Broadway, New York, New
                                        York 10036, telephone number (212)
                                        761-4000.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

                                                        Fiscal Year
                                            ------------------------------------
                                            2002    2001    2000    1999    1998
                                            ----    ----    ----    ----    ----
Ratio of earnings to fixed charges.......   1.4     1.3     1.5     1.6     1.4

For purposes of calculating the ratio of earnings to fixed charges, earnings are the sum of:

     o    income before income taxes; and

     o    fixed charges;

less:

     o    dividends on preferred securities subject to mandatory redemption.

Income before income taxes for fiscal 2001 does not include an extraordinary item or cumulative effect of accounting change. Income before income taxes for fiscal 1998 does not include a cumulative effect of accounting change.

Fixed charges are the sum of:

     o    interest cost, including interest on deposits;

     o    dividends on preferred securities subject to mandatory redemption;
          and

     o that portion of rent expense estimated to be representative of the interest factor.

                             FOREIGN CURRENCY RISKS

     You should consult your financial and legal advisors as to any specific risks entailed by an investment in notes that are denominated or payable in a currency other than the currency of the country in which you are resident or in which you conduct your business, which we refer to as your "home currency." Such notes are not appropriate investments for investors who are not sophisticated in foreign currency transactions. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States of any matters arising under non-U.S. law that may affect the purchase of or holding of, or the receipt of payments on, the notes. These persons should consult their own legal and financial advisors concerning these matters.

Exchange Rates and Exchange Controls May Affect Notes' Value or Return

     General Exchange Rate and Exchange Control Risks. An investment in a note that is denominated or payable in a currency other than your home currency entails significant risks. These risks include the possibility of significant changes in rates of exchange between your home currency and the relevant foreign currencies and the possibility of the imposition or modification of exchange controls by the relevant governmental entities. These risks generally depend on economic and political events over which we have no control.

     Exchange Rates Will Affect Your Investment. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations that may occur during the term of any note. Depreciation against your home currency of the currency in which a note is payable would result in a decrease in the effective yield of the note below its coupon rate and could result in an overall loss to you on a home currency basis.

     We Have No Control Over Exchange Rates. From time to time, governments may use a variety of techniques, such as intervention by a country's central bank, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these government actions could adversely affect yields or payouts in your home currency for the notes.

     We will not make any adjustment or change in the terms of the notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting your home currency or any applicable foreign currency. You will bear those risks.

Exchange Rates May Affect the Value of a New York Judgment Involving the Notes Due 2010

     The notes will be governed by and construed in accordance with the laws of the State of New York. Unlike many courts in the United States outside the State of New York, the courts in the State of New York may enter judgments or decrees for money damages in the foreign currency in which notes are denominated. These amounts would then be converted into U.S. dollars at the rate of exchange in effect on the date the judgment or decree is entered. You would bear the relevant currency risk during litigation.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the 4.375% notes due 2010, which we refer to as the "notes due 2010," and the 5.30% notes due 2013, which we refer to as the "notes due 2013," and collectively with the notes due 2010, as the "notes," offered hereby supplements the description of the general terms and provisions of the debt securities set forth in the prospectus, to which description reference is hereby made. The notes are referred to in the prospectus as the "debt securities." The following summary of the notes is qualified in its entirety by reference to the senior indenture referred to in the prospectus.

General

     The notes due 2010 will initially be limited to (Euro)850,000,000 in aggregate principal amount and will mature on March 1, 2010. The notes due 2013 will initially be limited to $2,000,000,000 in aggregate principal amount and will mature on March 1, 2013. The notes will constitute senior debt and will rank on parity with all other senior indebtedness of Morgan Stanley and with all other unsecured and unsubordinated indebtedness of Morgan Stanley, subject to certain statutory exceptions in the event of liquidation upon insolvency. The notes due 2010 will be issued in fully registered form only, in denominations of (Euro)1,000 and multiples thereof. The notes due 2013 will be issued in fully registered form only, in denominations of $1,000 and multiples thereof. Principal of and interest on the notes will be payable, and the transfer of notes will be registrable, through the depositary as described below. We may create and issue additional notes due 2010 and notes due 2013 with the same terms as the notes due 2010 or notes due 2013 offered hereby, as applicable, so that the additional notes will form a single series with the respective series of notes offered hereby.

     The notes due 2010 will not be redeemed prior to the maturity date other than under the circumstances described below under "--Tax Redemption of the Notes Due 2010." The notes due 2013 are subject to redemption at any time as described below under "--Optional Redemption of the Notes Due 2013." The senior indenture permits the defeasance of the notes upon the satisfaction of the conditions described in the prospectus under "Description of Debt Securities--Discharge, Defeasance and Covenant Defeasance." The notes are subject to these defeasance provisions.

     Each of the notes will bear interest from February 26, 2003 at the respective annual rate set forth on the cover page of this prospectus supplement. Interest on the notes due 2010 will be payable annually on March 1 of each year, commencing March 1, 2004, to the person in whose name such notes are registered at the close of business on the preceding February 15. Interest on the notes due 2010 will be computed on the basis of the actual number of days in each interest period. Interest on the notes due 2013 will be payable semiannually on March 1 and September 1 of each year (each an "interest payment date"), commencing September 1, 2003, to the person in whose name such notes are registered at the close of business on the preceding February 15 or August 15, as applicable. Interest on the notes due 2013 will be computed on the basis of a 360-day year of twelve 30-day months.

     If any interest payment date falls on a day that is not a business day, the interest payment shall be postponed to the next day that is a business day, and no interest on such payment shall accrue for the period from and after such interest payment date. If the maturity date of the notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after the maturity date.

     As used herein, "business day" means any day, other than a Saturday or Sunday, that is (a) neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York and (b) for the notes due 2010, also a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System is open.

     Interest payments for the notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the interest payment date or maturity date, as the case may be.

     These notes are offered as part of a global offering that is expected to include an additional tranche of our notes denominated in pounds sterling. In addition, our wholly-owned subsidiary, Morgan Stanley Capital Trust III, a Delaware statutory trust, is concurrently proposing to offer capital securities guaranteed by us.

Optional Redemption of the Notes Due 2013

     The notes due 2013 may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

     o 100% of the principal amount of the notes due 2013 to be redeemed, and

     o the sum of the present values of the remaining scheduled payments of principal and interest on the notes due 2013 to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate, plus 20 basis points, as calculated by the calculation agent;

          plus, in either case,

     o accrued and unpaid interest on the principal amount being redeemed to the redemption date.

     "treasury rate" means, with respect to any redemption date:

     o the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

     o if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

     The treasury rate will be calculated on the third business day preceding the redemption date.

     "calculation agent" means Morgan Stanley & Co. Incorporated, or if that firm is unwilling or unable to select the comparable treasury issue, an investment banking institution of national standing appointed by the trustee after consultation with us.

     "comparable treasury issue" means the U.S. Treasury security selected by the calculation agent as having a maturity comparable to the remaining term ("remaining life") of the notes due 2013 to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

     "comparable treasury price" means (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the calculation agent obtains fewer than five such reference treasury dealer quotations, the average of all such quotations.

     "reference treasury dealer" means (1) Morgan Stanley & Co. Incorporated and its successors, provided, however, that if the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a "primary treasury dealer") we will substitute therefor another primary treasury dealer and (2) any other primary treasury dealer selected by the calculation agent after consultation with us.

     "reference treasury dealer quotations" means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the calculation agent, of the bid and asked prices for the comparable treasury issue

(expressed in each case as a percentage of its principal amount) quoted in writing to the calculation agent at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

     We will mail a notice of redemption to each holder of notes due 2013 to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default on payment of the redemption price, interest will cease to accrue on the notes due 2013 or portions thereof called for redemption on the applicable redemption date. If fewer than all of the notes due 2013 are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes due 2013 or portions thereof for redemption from the outstanding notes due 2013 not previously called by such method as the trustee deems fair and appropriate.

     Because Morgan Stanley & Co. Incorporated is our affiliate, the economic interests of Morgan Stanley & Co. Incorporated may be adverse to your interests as an owner of any of the notes due 2013, including with respect to certain determinations and judgments that it must make as calculation agent in the event we redeem the notes due 2013 before their maturity. Morgan Stanley & Co. Incorporated is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Tax Redemption of the Notes Due 2010

     The notes due 2010 may be redeemed as a whole at our option at any time prior to maturity, if we determine that, as a result of:

     o any change in or amendment to the laws, or any regulations or rulings promulgated under the laws, of the United States or of any political subdivision or taxing authority of or in the United States affecting taxation, or

     o any change in official position regarding the application or interpretation of the laws, regulations or rulings referred to above,

which change or amendment becomes effective on or after the date of this prospectus supplement, we are or will become obligated to pay additional amounts (as defined below under "--Payment of Additional Amounts on the Notes Due 2010") with respect to the notes due 2010 as described below under "--Payment of Additional Amounts on the Notes Due 2010." The redemption price will be equal to 100% of the principal amount of the notes due 2010 together with accrued interest to the date fixed for redemption.

     Morgan Stanley will give notice of any tax redemption. We will mail a notice of tax redemption, specifying the date and the applicable redemption price, to each holder of notes due 2010 to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption.

     Prior to giving notice of a tax redemption under this paragraph, we will deliver to the applicable trustee:

     o a certificate stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred; and

     o an opinion of counsel satisfactory to the trustee to the effect that we are entitled to effect the redemption based on the statement of facts set forth in the certificate.

However, no notice of tax redemption will be given earlier than 60 days prior to the earliest date on which we would be obligated to pay the additional amounts if a payment on the notes due 2010 were then due.

Payment of Additional Amounts on the Notes Due 2010

     Subject to the exceptions and limitations set forth below, we will pay any additional amounts, which we refer to as the "additional amounts," to the beneficial owner of any note due 2010 who is a Non-United States Holder (as defined under "United States Federal Taxation" below) as may be necessary in order that every net payment by us or any paying agent of the principal of and interest on the notes due 2010 and any other amounts payable on the notes due 2010, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of that payment by the United States, or any political subdivision or taxing authority of or in the United States, will not be less than the amount provided for in the notes due 2010 then due and payable.

     We will not, however, make any payment of additional amounts to any beneficial owner who is a Non-United States Holder for or on account of:

     o any tax, assessment or other governmental charge that would not have been so imposed but for

          o the existence of any present or former connection between the beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of the beneficial owner, if the beneficial owner is an estate, a trust, a partnership or a corporation for United States federal income tax purposes) and the United States and its possessions, including, without limitation, the beneficial owner (or the fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident of the United States and its possessions or being or having been engaged in a trade or business or present in the United States and its possessions or having, or having had, a permanent establishment in the United States and its possessions, or

          o the presentation by or on behalf of the beneficial owner of any note due 2010 for payment on a date more than 15 days after the date on which payment became due and payable or the date on which payment of the notes due 2010 is duly provided for, whichever occurs later;

     o any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

     o any tax, assessment or other governmental charge imposed by reason of the beneficial owner's past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization or a bank receiving interest under Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended;

     o any tax, assessment or other governmental charge that is payable otherwise than by withholding from payments on or in respect of any note due 2010;

     o any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on, any note due 2010, if payment can be made without the required withholding by at least one other paying agent;

     o any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the beneficial owner of the notes due 2010, if compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority of or in the United States as a precondition to relief or exemption from the tax, assessment or other governmental charge;

     o any tax, assessment or other governmental charge imposed by reason of the beneficial owner's past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of our stock entitled to vote or as a direct or indirect subsidiary of ours; or

     o    any combination of the items listed above.

In addition, we will not be required to make any payment of additional amounts with respect to any note due 2010 presented for payment:

     o where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings or any law implementing or complying with, or introduced in order to conform to, such Directive; or

     o by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant note due 2010 to another paying agent in a member state of the European Union.

Nor will we pay additional amounts with respect to any payment on a note due 2010 to a Non-United States Holder who is a fiduciary or partnership or other than the sole beneficial owner of the payment to the extent the payment would be required by the laws of the United States, or any political subdivision of the United States, to be included in the income, for tax purposes, of a beneficiary of, or settlor to the fiduciary or a member of the partnership or a beneficial owner who would not have been entitled to the additional amounts had that beneficiary, settlor, member or beneficial owner held its interest in the notes due 2010 directly.

Book-Entry, Delivery and Form

     The notes will be issued in the form of one or more fully registered global notes, the "global notes," which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, the "depositary" or "DTC," and registered in the name of Cede & Co., the depositary's nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the depositary. Investors may elect to hold interests in the global notes held by the depositary through Clearstream Banking, societe anonyme, "Clearstream, Luxembourg," or Euroclear Bank S.A./N.V. as operator of the Euroclear System, the "Euroclear operator," if they are participants of such systems, or indirectly through organizations that are participants in such systems. Clearstream, Luxembourg and the Euroclear operator will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and the Euroclear operator's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the depositary. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank will act as depositary for the Euroclear operator, in such capacities, the "U.S. depositaries." Because holders will acquire, hold and transfer security entitlements with respect to the notes through accounts with DTC and its participants, including Clearstream, Luxembourg, the Euroclear operator and their participants, a beneficial holder's rights with respect to the notes will be subject to the laws (including Article 8 of the Uniform Commercial Code) and contractual provisions governing a holder's relationship with its securities intermediary and the relationship between its securities intermediary and each other securities intermediary between it and Morgan Stanley, as the issuer. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of the depositary or to a successor of the depositary or its nominee.

     The depositary has advised Morgan Stanley as follows: the depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in participant's accounts, eliminating the need for physical movement of securities certificates. The depositary's participants include securities brokers and dealers (including underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to the depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     According to the depositary, the foregoing information relating to the depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream, Luxembourg holds securities for its customers, "Clearstream, Luxembourg customers," and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry transfers between their accounts, thereby eliminating the need for physical movement of securities. Clearstream, Luxembourg provides to Clearstream, Luxembourg customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the

Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream, Luxembourg customers are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream, Luxembourg's U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream, Luxembourg is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg customer. Clearstream, Luxembourg has established an electronic bridge with the Euroclear operator to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear operator.

     Distributions with respect to the notes held through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

     The Euroclear operator advises that the Euroclear System was created in 1968 to hold securities for its participants, "Euroclear participants," and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by the Euroclear operator, a bank incorporated under the laws of the Kingdom of Belgium. The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

     The Euroclear operator holds securities and book-entry interests in securities for participating organizations and facilitates the clearance and settlement of securities transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries.

     The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services.

     Non-participants of Euroclear may acquire, hold and transfer book-entry interests in securities through accounts with a direct participant of Euroclear or any other securities intermediary that holds a book-entry interest in the securities through one or more securities intermediaries standing between such other securities intermediary and the Euroclear operator.

     Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively, the "terms and conditions." The terms and conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

     Distributions with respect to the notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for the Euroclear operator.

     Although the Euroclear operator has agreed to the procedures provided below in order to facilitate transfers of notes among Euroclear participants and between Euroclear participants and participants of other intermediaries, it is under no obligation to perform or continue to perform in accordance with such procedures, and such procedures may be modified or discontinued at any time.

     Investors electing to acquire notes through an account with the Euroclear operator or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of new issues of securities. Investors electing to acquire, hold or transfer notes through an account with the Euroclear operator or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of secondary market transactions of securities.

     Investors who are Euroclear participants may acquire, hold or transfer interests in notes by book-entry to accounts with the Euroclear operator. Investors who are not Euroclear participants may acquire, hold or transfer interests in securities by book-entry to accounts with a securities intermediary who holds a book-entry interest in these securities through accounts with Euroclear.

     The Euroclear operator further advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between their intermediary and each other intermediary, if any, standing between themselves and the global notes.

     The Euroclear operator further advises that, under Belgian law, investors that are credited with securities on the records of the Euroclear operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear operator, Euroclear participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear operator. If the Euroclear operator does not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all participants credited with interests in securities of that type on the Euroclear operator's records, all participants having an amount of interests in securities of that type credited to their accounts with the Euroclear operator will have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

     Under Belgian law, the Euroclear operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with those interests in securities on its records.

     Individual certificates in respect of the notes will not be issued in exchange for the registered global notes, except in very limited circumstances. If the depositary notifies Morgan Stanley that it is unwilling or unable to continue as a clearing system in connection with the registered global notes or ceases to be a clearing agency registered under the Securities Exchange Act, and a successor clearing system is not appointed by Morgan Stanley within 90 days after receiving that notice from the depositary or upon becoming aware that the depositary is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the notes represented by the registered global notes upon delivery of the registered global notes for cancellation.

     Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream, Luxembourg, the Euroclear operator or the depositary, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream, Luxembourg and within the Euroclear System and between Clearstream, Luxembourg and the Euroclear System in accordance with procedures established for these purposes by Clearstream, Luxembourg and the Euroclear operator. Book-entry interests in the notes may be transferred within the depositary in accordance with procedures established for this purpose by the depositary. Transfers of book-entry interests in the notes among Clearstream, Luxembourg and the Euroclear operator and the depositary may be effected in accordance with procedures established for this purpose by Clearstream, Luxembourg, the Euroclear operator and the depositary.

     A further description of the depositary's procedures with respect to the global notes is set forth in the prospectus under "Forms of Securities-Global Securities." The depositary has confirmed to Morgan Stanley, the underwriters and the trustee that it intends to follow such procedures.

Global Clearance and Settlement Procedures

     Initial settlement for the registered global notes will be made in immediately available funds. Secondary market trading between the depositary's participants will occur in the ordinary way in accordance with the depositary's rules and will be settled in immediately available funds using the depositary's Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through the depositary on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other, will be effected through the depositary in accordance with the depositary's rules on behalf of the relevant European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in the clearing system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from the depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the depositary. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

     Because of time-zone differences, credits of interests in the notes received in Clearstream, Luxembourg or the Euroclear system as a result of a transaction with a depositary participant will be made during subsequent securities settlement processing and dated the business day following the depositary settlement date. Credits of interests or any transactions involving interests in the notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a depositary participant and settled during subsequent securities settlement processing will be reported to the relevant Clearstream, Luxembourg customers or Euroclear participants on the business day following the depositary settlement date. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of interests in the notes by or through a Clearstream, Luxembourg customer or a Euroclear participant to a depositary participant will be received with value on the depositary settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the depositary.

     Although the depositary, Clearstream, Luxembourg and the Euroclear operator have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among participants of the depositary, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform the foregoing procedures and these procedures may be changed or discontinued at any time.

Notices

     Notices to holders of the notes will be given by mailing such notices to each holder by first class mail, postage prepaid, at the respective address of each holder as that address appears upon the books of Morgan Stanley. Notices given to the depositary, as holder of the global notes, will be passed on to the beneficial owners of the notes in accordance with the standard rules and procedures of the depositary and its direct and indirect participants, including Clearstream, Luxembourg and the Euroclear operator.

                         UNITED STATES FEDERAL TAXATION

     The following summary describes certain United States federal income and estate tax consequences of ownership and disposition of the notes based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing administrative pronouncements and judicial decisions, existing and proposed Treasury Regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary provides general information only and deals with original beneficial owners purchasing notes at the "issue price," that is, the first price to the public at which a substantial amount of the notes in an issue is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary discusses only notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a beneficial owner in light of his particular circumstances or to beneficial owners subject to special rules, such as:

     o    certain financial institutions;

     o    insurance companies;

     o    dealers in securities or currencies;

     o persons holding notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction;

     o United States Holders (as defined below) whose functional currency is not the U.S. dollar;

     o    persons subject to the alternative minimum tax;

     o persons who have ceased to be United States citizens or to be taxed as resident aliens; or

     o Non-United States Holders (as defined below) who are engaged in a trade or business in the United States.

     If you are considering the purchase of notes, you should consult your tax advisor with regard to the application of the United States federal income and estate tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     Tax Consequences to United States Persons

     As used herein, the term "United States Holder" means a beneficial owner of a note that is for United States federal income tax purposes:

          o    a citizen or resident of the United States;

          o a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

          o an estate the income of which is subject to United States federal income taxation regardless of its source; or

          o a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons under the Code and applicable Treasury regulations thereunder prior to such date, that elect to continue to be treated as United States persons under the Code or applicable Treasury regulations thereunder also will be United States Holders.

     Payments of Interest. Interest on a note will generally be taxable to a United States Holder as ordinary interest income at the time it is accrued or is received in accordance with the United States Holder's method of accounting for tax purposes. If the issue price is computed by excluding the amount of pre-issuance accrued interest, the first interest payment will be included in income only to the extent it exceeds such amount.

     Sale, Exchange or Retirement of the Notes. Upon the sale, exchange or retirement of a note, a United States Holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the United States Holder's adjusted tax basis in the note (other than amounts representing accrued and unpaid interest). Such gain or loss generally will be long term capital gain or loss if the note had been held for more than one year at the time of disposition.

     Capital gains may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates, and the deductibility of capital losses may be subject to limitations. You should consult your tax advisor regarding the treatment applicable to you.

     Notes Due 2010. The following discussion summarizes the principal United States federal income tax consequences to a United States holder of the ownership and disposition of notes that are denominated in euro and the payments of interest or principal on which are payable in euro as well, which we refer to as "euro notes." The rules applicable to the taxation of euro notes are complex, and United States Holders are urged to consult their own tax advisors regarding the United States federal income tax consequences of the ownership and disposition of euro notes.

     A United States Holder who uses the cash method of accounting and who receives an interest payment in euro (or who receives proceeds from a sale, exchange or other disposition attributable to accrued interest) with respect to a euro note will be required to include in income the United States dollar value of the euro payment (determined based on a spot rate on the date the payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and this U.S. dollar value will be the United States Holder's tax basis in euro.

     A United States Holder who is an accrual method taxpayer will be required to include in income the U.S. dollar value of the amount of interest income that has accrued and is otherwise required to be taken into account with respect to a euro note during an accrual period. The U.S. dollar value of the accrued interest income will be determined by translating the income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. The United States Holder will recognize exchange income or loss with respect to accrued interest income on the date the interest payment or proceeds from the sale, exchange or other disposition attributable to accrued interest is actually received. The amount of such income or loss recognized will equal the difference between the U.S. dollar value of the euro payment received (determined based on a spot rate on the date the payment is received) in respect of the accrual period and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above). A United States Holder may elect to translate interest income into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A United States Holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service.

     A United States Holder's tax basis in a euro note will be the U.S. dollar value of the euro amount paid for such euro note determined on the date of the purchase. A United States Holder who purchases a euro note with previously owned euro will recognize ordinary income or loss in an amount equal to the difference, if any, between such United States Holder's tax basis in the euro and the U.S. dollar fair market value of the euro note on the date of purchase.

     Gain or loss realized upon the sale, exchange or retirement of a euro note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the euro principal amount of the note, determined on the date the payment is received or the note is disposed of, and (ii) the U.S. dollar value of the euro principal amount of the note, determined on the date the United States Holder acquired the note. Payments received attributable to accrued interest will be treated in accordance with the rules applicable to payments of interest on euro notes described above. The exchange gain or loss will be recognized only to the extent of the total gain or loss realized by a United States Holder on the sale, exchange or retirement of the euro note.

     A United States Holder will have a tax basis in any euro received on the sale, exchange or retirement of a euro note equal to the U.S. dollar value of the euro, determined at the time of sale, exchange or retirement. A cash method taxpayer who buys or sells a euro note is required to translate units of euro paid or received into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of the purchase or sale. An accrual method taxpayer may elect the same treatment for all purchases and sales of foreign currency obligations. This election cannot be changed without the consent of the Internal Revenue Service. Any gain or loss realized by a United States Holder on a sale or other disposition of euro (including its exchange for U.S. dollars or its use to purchase euro notes) will be ordinary income or loss.

     Backup Withholding and Information Reporting. Information returns will be filed with the Internal Revenue Service in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A United States Holder will be subject to United States backup withholding tax on these payments if the United States Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against the United States Holder's United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

     Tax Consequences to Non-United States Persons

     As used herein, the term "Non-United States Holder" means a beneficial owner of a note that is, for United States federal income tax purposes:

          o an individual who is classified as a nonresident for United States federal income tax purposes;

          o    a foreign corporation; or

          o    a nonresident alien fiduciary of a foreign estate or trust.

     Income and Withholding Tax. Subject to the discussion below concerning backup withholding, payments of principal and interest on the notes by the Company or any paying agent to any Non-United States Holder will not be subject to United States federal withholding tax, provided that, in the case of interest, the Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, provided, however, that, as discussed below, the certification requirement has been fulfilled with respect to the beneficial owner.

     Sale, Exchange or Retirement of the Notes. Generally, a Non-United States Holder will not be subject to federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a note, unless such Non- United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and has a tax home in the United States. Certain other exceptions may be applicable, and a Non-United States Holder should consult its tax advisor in this regard.

     Certification Requirement. Interest payments will not be exempt from withholding tax unless the beneficial owner of the note certifies to a Withholding Agent, as defined below, on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a United States person. A "Withholding Agent" is the last United States payor (or a non-United States payor who is a qualified intermediary, United States branch of a foreign person, or withholding foreign partnership) in the chain of payment prior to payment to a Non-United States Holder (which itself is not a Withholding Agent). Generally, this statement is made on an IRS Form W-8BEN ("W-8BEN"), which is effective for the remainder of the year of signature plus three full calendar years unless a change in circumstances makes any information on the form incorrect. Notwithstanding the preceding sentence, a W-8BEN with a United States taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the Withholding Agent reports at least annually to the beneficial owner on IRS Form 1042-S. The beneficial owner must inform the Withholding Agent within 30 days of such change and furnish a new W-8BEN. A noteholder who is not an individual or corporation (or an entity treated as a corporation for federal income tax purposes) holding the notes on its own behalf may have substantially increased reporting requirements. In particular, in the case of notes held by a foreign partnership (or foreign trust), the partners (or beneficiaries) rather than the partnership (or trust) will be required to provide the certification discussed above, and the partnership (or trust) will be required to provide certain additional information.

     Certain securities clearing organizations, and other entities that are not beneficial owners, may be able to provide a signed statement to the Withholding Agent. However, in such a case, the signed statement may require a copy of the beneficial owner's W-8BEN (or the substitute form).

     Estate Tax. A note held by an individual may be subject to United States federal estate tax as a result of the individual's death if the individual (i) was a United States Holder or (ii) owned, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of the individual's death, payments on the note would have been effectively connected to the conduct by the holder of a trade or business in the United States.

     Backup Withholding and Information Reporting. Information returns will be filed with the United States Internal Revenue Service in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well.

                                     ERISA

     Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

     In addition, we and certain of our subsidiaries and affiliates, including Morgan Stanley & Co. Incorporated, Morgan Stanley & Co. International Limited and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Code with respect to many Plans. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which Morgan Stanley & Co. Incorporated, Morgan Stanley & Co. International Limited, MSDWI or any of their affiliates is a service provider, unless the notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or
Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

     The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

     Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or holder of the notes will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

     Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

     Purchasers of the notes have exclusive responsibility for ensuring that their purchase and holding of the notes do not violate the prohibited transaction rules of ERISA or the Code.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an underwriting agreement expected to be dated February 21, 2003 (the "euro notes underwriting agreement"), the underwriters named below (the "euro notes underwriters"), for whom Morgan Stanley & Co. International Limited is acting as global representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amount of the notes due 2010 set forth opposite their names below:

                                                                 Principal
                                                                  amount
                                                                 of notes
Name                                                             due 2010
----                                                        -----------------
Morgan Stanley & Co. International Limited                  (Euro)586,925,000
WestLB AG                                                          82,705,000
Tokyo-Mitsubishi International plc                                 25,670,000
Commerzbank Aktiengesellschaft                                     21,250,000
Credit Lyonnais                                                    21,250,000
Banca IMI S.p.A.                                                   12,835,000
Credit Agricole Indosuez                                           12,835,000
Mizuho International plc                                           12,835,000
The Royal Bank of Scotland plc                                     12,835,000
UFJ International plc                                              12,835,000
ABN AMRO Bank N.V.                                                 10,625,000
Danske Bank A/S                                                    10,625,000
Banco Santander Central Hispano S.A.                                5,355,000
Bank Brussels Lambert S.A.                                          5,355,000
HSBC Bank plc                                                       5,355,000
KBC Bank NV                                                         5,355,000
Royal Bank of Canada Europe Limited                                 5,355,000
                                                            -----------------

                                          Total             (Euro)850,000,000
                                                            =================


     The euro notes underwriting agreement provides that the obligations of the euro notes underwriters to pay for and accept delivery of the notes due 2010 are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes due 2010 if any notes are taken.

     The euro notes underwriters initially propose to offer the notes due 2010 at the public offering price set forth on the cover page hereof. After the initial offering of the notes due 2010, the offering price and other selling terms may from time to time be varied by the euro notes underwriters.

     Under the terms and subject to the conditions contained in an underwriting agreement dated February 19, 2003 (the "U.S. dollar notes underwriting agreement"), the underwriters named below, for whom Morgan Stanley & Co. Incorporated is acting as global representative (the "U.S. dollar notes underwriters,"and together with the euro notes underwriters, the "underwriters"), have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amount of the notes due 2013 set forth opposite their names below:

                                                                  Principal
                                                                   amount
                                                                  of notes
Name                                                              due 2010
----                                                          ---------------
Morgan Stanley & Co. Incorporated                              $1,636,200,000
Commerzbank Capital Markets Corp.                                  44,400,000
Credit Lyonnais Securities (USA) Inc.                              44,400,000
Banc One Capital Markets, Inc.                                     38,800,000
ABN AMRO Incorporated                                              22,200,000
Danske Markets Inc.                                                22,200,000
Blaylock & Partners, L.P.                                          19,400,000
Fleet Securities, Inc.                                             19,400,000
Loop Capital Markets                                               19,400,000
SunTrust Capital Markets, Inc.                                     19,400,000
Utendahl Capital Partners, L.P.                                    19,400,000
Wachovia Securities, Inc.                                          19,400,000
The Williams Capital Group, L.P.                                   19,400,000
HSBC Securities (USA) Inc.                                         11,200,000
ING Financial Markets LLC                                          11,200,000
KBC Financial Products USA Inc.                                    11,200,000
RBC Dominion Securities Corporation                                11,200,000
Santander Central Hispano Investment Securities Inc.               11,200,000
                                                              ---------------

                                            Total              $2,000,000,000
                                                              ===============


     The U.S. dollar notes underwriting agreement provides that the obligations of the U.S. dollar notes underwriters to pay for and accept delivery of the notes due 2013 are subject to the approval of certain legal matters by their counsel and to certain other conditions. The U.S. dollar notes underwriters are obligated to take and pay for all of the notes due 2013 if any notes due 2013 are taken.

     The U.S. dollar notes underwriters initially propose to offer part of the notes due 2013 at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of .200% of the principal amount of the notes due 2013. The U.S. dollar notes underwriters may allow, and those dealers may reallow, a concession not in excess of .125% of the principal amount of the notes due 2013 to certain other dealers. After the initial offering of the notes due 2013, the offering price and other selling terms may from time to time be varied by the U.S. dollar notes underwriters.

     The aggregate proceeds to Morgan Stanley are set forth on the cover page hereof before deducting our expenses in offering the notes. We estimate that we will spend approximately $770,000 for printing, rating agency, listing, trustee's and legal fees and other expenses allocable to the offering.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof.

     We will apply for the notes to be admitted to the Official List of the UK Listing Authority and to trading on the London Stock Exchange plc.

     The notes are offered for sale in those jurisdictions in the United States, Europe and Asia where it is legal to make such offers.

     Each underwriter has represented and agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales and Morgan Stanley shall not have responsibility therefor.

     With respect to notes to be offered or sold in the United Kingdom, each underwriter and any dealer participating in the distribution of such notes has represented and agreed with us that:

          (1) it has not offered or sold and will not offer or sell any of those notes to persons in the United Kingdom prior to admission of those notes to listing in accordance with Part VI of the Financial Services and Markets Act 2000 (the "FSMA") except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the FSMA;

          (2) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

          (3) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

     Each underwriter has represented and agreed that they will not offer, transfer or sell notes, directly or indirectly, to any individual or legal entity in The Netherlands, other than to individuals or legal entities who or which trade in or invest in securities in the conduct of a profession or trade, including banks, brokers, dealers, insurance companies, pension funds, other institutional investors and commercial enterprises which regularly, as an ancillary activity, invest in securities.

     This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act 2001. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

     Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

     This prospectus supplement and the accompanying prospectus may be used by Morgan Stanley & Co. Incorporated, Morgan Stanley & Co. International Limited and other affiliates of ours in connection with offers and sales of the notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise. Morgan Stanley & Co. Incorporated, Morgan Stanley & Co. International Limited and such other affiliates of ours may act as principal or agent in such transactions.

     Each of Morgan Stanley & Co. Incorporated and Morgan Stanley & Co. International Limited is a wholly-owned subsidiary of ours. Morgan Stanley & Co. Incorporated's participation in the offering of the notes will be conducted in compliance with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

     The underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     In order to facilitate the offering of the notes, the stabilizing manager may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the stabilizing manager may sell more notes than it is obligated to purchase in connection with the offering of the notes, creating a naked short position for its own account. The stabilizing manager must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the stabilizing manager is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase notes in the offering. As an additional means of facilitating the offering of notes, the stabilizing manager may bid for, and purchase, these notes in the open market to stabilize the price of these notes. Finally, the stabilizing manager may also reclaim on behalf of the underwriting syndicate selling concessions allowed to an underwriter or a dealer for distributing these notes in the offering, if the stabilizing manager repurchases previously distributed notes to cover short positions or to stabilize the price of these notes. Any of these activities may raise or maintain the market price of these notes above independent market levels or prevent or retard a decline in the market price of these notes. The stabilizing manager is not required to engage in these activities, and may end any of these activities at any time. Morgan Stanley & Co. International Limited, and its agents, will act as the stabilizing manager with respect to the notes due 2010, and Morgan Stanley & Co. Incorporated, and its agents, will act as the stabilizing manager with respect to the notes due 2013.

                                 LEGAL MATTERS

     The validity of the notes will be passed upon for Morgan Stanley by Sidley Austin Brown & Wood LLP. Davis Polk & Wardwell will pass upon some legal matters relating to these notes for the underwriters. Davis Polk & Wardwell has in the past represented Morgan Stanley and continues to represent Morgan Stanley on a regular basis and in a variety of matters, including in connection with its private equity and leveraged capital activities.

                                    EXPERTS

     The consolidated financial statements and financial statement schedules of Morgan Stanley and its subsidiaries at November 30, 2002 and 2001 and for each of the three fiscal years in the period ending November 30, 2002, which are incorporated in this prospectus supplement and the accompanying prospectus by reference to Morgan Stanley's Annual Report on Form 10-K for the fiscal year ended November 30, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference and have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.